Exhibit 10.1

AGREEMENT TO PROVIDE

ESCROW AND PAYING AGENT SERVICES

FOR CELL THERAPEUTICS, INC

THIS AGREEMENT TO PROVIDE ESCROW AND PAYING AGENT SERVICES (this “Agreement”) is entered into by and between CELL THERAPEUTICS, INC., a Washington corporation (herein called the “Issuer”) and U.S. BANK NATIONAL ASSOCIATION (herein called “U.S. Bank”) as of April 30, 2008. Terms not otherwise defined herein shall have the meaning set forth in the Indenture (as defined below).

WHEREAS, the Issuer has agreed to issue $36,000,000 aggregate principal amount of its 13.5% Convertible Notes due 2014 (the “Securities”) pursuant to that certain Securities Purchase Agreement dated as of April 29, 2008 (the “Purchase Agreement”), by and between the Issuer and each purchaser identified on the signature pages thereto (each, including its successors and assigns, a “Holder” and collectively the “Holders”);

WHEREAS, the Securities are issued pursuant to the terms and conditions of an Indenture (the “Indenture”), dated April 30, 2008, between the Company and U.S. Bank, as trustee (the “Trustee”);

WHEREAS, upon the closing of the Purchase Agreement, the Holders shall deposit with U.S. Bank funds equal to $36,455,696 (the “Escrow Amount”) pursuant to the wire instructions attached hereto as Exhibit A;

WHEREAS, pursuant to the terms and conditions of the Indenture, semi-annual interest payments (each an “Interest Payment”) will be made on May 15 and November 15 of each year or, if not a Business Day, the next Business Day thereafter to the Holders, payable from the Escrow Amount; and

WHEREAS, pursuant to the terms and conditions of the Indenture, upon the voluntary conversion of the Securities by the Holders prior to April 30, 2014, the converting Holder shall receive $810 per $1,000 of Securities so converted (the “Make-Whole Payment”), payable from the Escrow Amount; and

WHEREAS, the Issuer has appointed U.S. Bank to act as Paying Agent for payments from the Escrow Amount to the Holders.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Issuer and U.S. Bank agree as follows:

1. U.S. Bank is hereby appointed, and hereby accepts such appointment, to serve as paying agent hereunder solely in accordance with the terms and subject to the conditions of this Agreement.

2. The Issuer shall deliver the Escrow Amount to U.S. Bank by wire transfer to the account designated in Exhibit A, attached hereto. U.S. Bank shall hold and safeguard the Escrow Amount and shall hold the Escrow Amount in a separate escrow account and dispose of the Escrow Amount only in accordance with the terms of this Agreement.

3. Unless in receipt of a properly executed notice(s) of conversion (the “Conversion Notice(s)”), on May 15 and November 15 of each year, U.S. Bank shall cause payment of the Interest Payment to be delivered to each requisite Holder or DTC on behalf of such requisite Holder on the Interest Payment

Date. Such payment shall be calculated pursuant to the Indenture. Following delivery of a Make-Whole Payment as set forth in Section 4 below, the Company shall no longer be obligated to provide for payment of additional Interest Payments as set forth herein.

4. Subject to the automatic conversion provisions of the Indenture or the receipt of a Conversion Notice for any requisite Holder on or prior to the Termination Date (such notice to be in a form reasonably satisfactory to U.S. Bank and also to be sent by the Holder to the Issuer so that the Issuer can determine and, if applicable, inform the Conversion Agent whether, upon issuance of shares to the Holder upon such Holder’s conversion of Securities, such Holder would comply with the requirements of Section 10.2 of the Indenture), U.S. Bank shall cause the Make-Whole Payment to be delivered to each requisite Holder or DTC on behalf of such requisite Holder within 5 business days of receiving the Conversion Notice(s). Such payment shall be calculated pursuant to the Indenture. As contemplated by Section 10.2 of the Indenture, U.S. Bank may assume without inquiry that each Holder’s purported conversion of Securities is in full compliance with the requirements of such Section unless and until U.S. Bank has received notice from the Issuer in the form of an Officers’ Certificate notifying U.S. Bank of a Holder’s non-compliance with the requirements of such Section and instructing U.S. Bank as to specific actions it should take to address the situation.

5. Any Escrow Amount remaining undistributed after the Termination Date, and any accrued interest on the Escrow Amount, shall be paid to the Issuer and all liability of U.S. Bank shall thereupon cease. In any event, U.S. Bank shall return to the Issuer any funds held by it pursuant to this Agreement not later than thirty (30) days before those funds would escheat to the State of California under any law now or hereafter enacted. Issuer has no interest in the Escrow Amount other than as set forth in this Section 5 and, with respect to interest and investment earnings on the Escrow Amount, in Section 7.

6. Upon instruction from the Issuer accompanied by the specific documents to be provided, U.S. Bank will provide any required notices to Holders at the expense of the Issuer.

7. The Escrow Amount will be invested in U.S. Bank’s “FDIC Insured Money Market Deposit Account” or, at the election of the Issuer, in another account listed on Exhibit B hereto. Such investments shall be made in accordance with the provisions of such Exhibit B. For tax reporting and withholding purposes, all interest and investment earnings shall be allocated to the Issuer.

8. This Agreement shall remain in effect until the earlier of (a) twelve months from the date of this Agreement and (b) the date upon which the entire Escrow Amount has been released (the “Termination Date”).

9. The Issuer will compensate U.S. Bank for its services as part of its compensation for U.S. Bank’s services as Trustee.

10. The recitals of facts, agreements and covenants contained herein shall be taken as statements, agreements and covenants of the Issuer, and U.S. Bank does not assume any responsibility for the correctness of the same and does not make any representation as to the sufficiency or validity thereof or of the payment to be made to the Holders under the Indenture, and shall not incur any responsibility in respect thereof other than in connection with the rights and obligations assigned to or imposed upon it by this Agreement or the Indenture.

11. The Issuer shall furnish U.S. Bank with such documents pertaining to this appointment as U.S. Bank may reasonably request.

12. The Issuer agrees to indemnify U.S. Bank, its officers, agents and attorneys for, and to hold each of them harmless against, any loss, liability or expense incurred without negligence or bad faith on their part, arising out of or in connection with acceptance of the appointment as Paying Agent hereunder, including the costs and expenses of defending any one or more of them against any claim or liability in connection with the exercise or performance of any of U.S. Bank’s duties as Paying Agent. This Issuer’s obligation hereunder shall remain valid and binding notwithstanding termination of this Agreement or U.S. Bank’s valid resignation or removal as Paying Agent.

13. U.S. Bank shall be protected and shall incur no liability in acting or proceeding in good faith upon any resolution, notice, telegram, request, consent, waiver, certificate, statement, affidavit, voucher, bond, requisition or other paper or documents which it shall in good faith believe to be genuine and to have been prepared and furnished by the Issuer regarding this Agreement, and U.S. Bank shall be under no duty to make any investigation or inquiry as to any statements contained or matter referred to in any such instrument, but may, in the absence of bad faith on its part, accept and rely upon the same as conclusive evidence of the truth and accuracy of such statements. U.S. Bank may consult with legal counsel, who may be counsel to the Issuer, with regard to legal questions and the opinion of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered by it as Paying Agent in good faith in accordance therewith.

14. This Agreement shall be construed and governed in accordance with the laws of the State of California.

15. This Agreement may be executed in several counterparts each of which shall constitute one and the same document.

16. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party may, without the prior express written consent of the other party, assign this Agreement or their rights or obligations hereunder in whole or in part.

17. Any and all notices, requests, demands or other communications required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered, on the next business day if sent by overnight courier, or the next business day if sent by facsimile after the close of business, addressed to the parties at the addresses set forth below:

(a) If to U.S. Bank, to:

U.S. Bank National Association

633 West Fifth Street, 24th Floor

Los Angeles, CA 90071

Attn: Corporate Trust Services

(Paying Agency: Cell Therapeutics, Inc. 13.5% Convertible Notes due 2014)

Telephone: (213) 615-6043

Facsimile: (213) 615-6197

(b) If to the Issuer, to:

Cell Therapeutics, Inc.

501 Elliot Avenue West,

Suite 400 Seattle, Washington 98119

Attn: Dr. James Bianco

Telephone: (206) 284-5774

Facsimile: (206) 272-4397

with a copy to:

Heller Ehrman LLP

333 Bush Street

San Francisco, CA 94104

Attention: Karen Dempsey, Esq.

Telephone: (415) 772-6540

Facsimile: (415) 772-6268

Notwithstanding the foregoing, notices addressed to U.S. Bank shall be effective only upon actual receipt. U.S. Bank may assume without inquiry that any notice or other document required to be delivered to U.S. Bank and any other person was delivered to such other person on the date on which it was received by U.S. Bank.

18. Any waiver of any rights hereunder, of any failure to perform hereunder, or of any breach hereof shall not constitute or be deemed a waiver of any other right or failure to perform hereunder or breach hereof, whether of a similar or dissimilar nature.

19. USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity U.S. Bank will ask for documentation to verify its formation and existence as a legal entity. U.S. Bank may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Issuer and the Holders each agree to provide all such information and documentation as to themselves as requested by U.S. Bank to ensure compliance with federal law.

20. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and no waiver, alteration or modification of any of the provisions hereof or rights to act hereunder shall be binding unless made in writing and signed by both parties, provided, however that this Agreement is intended for the benefit of the Holders and this Agreement, or any similar agreement with a successor paying agent, shall not be amended, prior to the one year anniversary hereof, to adversely affect their rights of the Holders to receive the Make-Whole Payment without the written consent of a majority-in-interest of the Holders of the Securities.

* * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the 30th day of April, 2008.

CELL THERAPEUTICS, INC.

/s/ James A. Bianco, M.D.
NAME:	James A. Bianco, M.D.
TITLE:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

/s/ Paula M. Oswald
NAME:	Paula M. Oswald
TITLE:	Vice President